Schedule A to the Distribution Agreement

List of Portfolios

(as amended July 16, 2010)

Wasatch Core Growth Fund

Wasatch Emerging Markets Small Cap Fund

Wasatch Global Science & Technology Fund

Wasatch Global Opportunities Fund

Wasatch-Hoisington U.S. Treasury Fund

Wasatch Heritage Growth Fund

Wasatch International Growth Fund

Wasatch International Opportunities Fund

Wasatch Micro Cap Fund

Wasatch Micro Cap Value Fund

Wasatch Small Cap Growth Fund

Wasatch Small Cap Value Fund

Wasatch Strategic Income Fund

Wasatch Ultra Growth Fund

Wasatch-1st Source Income Fund

Wasatch-1st Source Equity Income Fund

Wasatch-1st Source Long/Short Fund

Amended on July 16, 2010 to remove the Wasatch Heritage Value Fund

WASATCH FUNDS TRUST

By:
Name:	Russell L. Biles
Title:	Vice President

Accepted:

ALPS DISTRIBUTORS, INC.

By:
Name:	Thomas A. Carter
Title:	President